EXHIBIT 3.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                  H.T.E., INC.

         Pursuant to the provisions of sections 607.1006 and 607.1007, Florida Statutes, H.T.E., Inc. adopts the following articles of amendment and restatement to its articles of incorporation:

FIRST:            Amendments and restatements adopted:

                                    ARTICLE I
                                      NAME

The name of this corporation shall be H.T.E., Inc.

                                   ARTICLE II
                                PRINCIPAL OFFICE

The principal place of business or mailing address of this corporation shall be:

                        390 N. Orange Avenue, Suite 2000
                             Orlando, Florida 32801

                                   ARTICLE III
                       COMMENCEMENT OF CORPORATE EXISTENCE

This Corporation commenced corporate existence on the date of filing of the original articles of incorporation by the incorporator with the Secretary of State of Florida on the 21st day of October, 1981, and shall have perpetual existence unless sooner dissolved according to law.

                                   ARTICLE IV
                                  CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 600,000, consisting solely of:

         1. 200,000 shares of preferred stock, $.01 par value per share (the "PREFERRED STOCK");

         2. 200,000 shares of Class A common stock, $.01 par value per share (the "CLASS A COMMON STOCK");

         3. 200,000 shares of Class B common stock, $.01 par value per share (the "CLASS B COMMON STOCK"); and

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4.       200,000 shares of Class C common stock, $.01 par value per share (the
"CLASS C COMMON STOCK").

As used in this Article IV:

         "ADDITIONAL SHARES OF COMMON STOCK" means all shares of Common Stock issued (or, pursuant to Part A, Section 2.1(d)(ii) of this Article IV, deemed to be issued) by the Corporation after the Original Issue Date, including without limitation any treasury shares sold or otherwise transferred by the Corporation, but excluding shares of Common Stock issued or issuable:

                  (a) upon conversion of shares of Preferred Stock;

                  (b) upon conversion of shares of Common Stock;

                  (c) as a dividend or distribution on Preferred Stock;

                  (d) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock for which an adjustment to the Conversion Price is made pursuant to Part A, Section 2.1(d)(iv) of this
         Article IV; or

                  (e) upon the exercise of any Excluded Options.

         "AFFILIATE" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Corporation (or other specified Person) and shall include (a) any Person who is a director or beneficial holder of at least 10% of the then outstanding capital stock (or other shares of beneficial interest) of the Corporation (or other specified Person) and Family Members of any such Person, (b) any Person of which the Corporation (or other specified Person) or an Affiliate (as defined in clause
(a) above) of the Corporation (or other specified Person) directly or indirectly, either beneficially owns at least 10% of the then outstanding capital stock (or other shares of beneficial interest) or constitutes at least a 10% equity participant, and (c) in the case of a specified Person who is an individual, Family Members of such Person.

         "CHANGE IN CONTROL" means (a) the Managing Group shall cease to control, with the power to vote, at least 51% of the outstanding shares of Common Stock, excluding the Class C Common Stock, calculated on a fully-diluted basis or (b) any failure of the Board of Directors of the Corporation to be elected in compliance with Section 6 of the Stockholders Agreement.

         "COMMON STOCK" means, collectively, the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

         "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable at such time upon conversion of the Preferred Stock or other Convertible Securities then outstanding, plus the number of shares of Common Stock issuable at any time upon the exercise of all then outstanding options, warrants or other rights to purchase Common Stock (including Excluded Options).

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"CONVERSION DATE" has the meaning specified in Part A, Section 2.1(c)(i) of this
Article IV.

         "CONVERSION PRICE" has the meaning set forth in Part A, Section 2.1(a) of this Article IV.

         "CONVERSION RIGHTS" has the meaning set forth in Part A, Section 2.1 of this Article IV.

         "CONVERSION VALUE" means $97.22 per share of Preferred Stock, subject to appropriate adjustment from time to time in the event of any stock dividend, stock split, combination or similar recapitalization affecting the Preferred Stock.

         "CONVERTIBLE SECURITIES" means any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

         "DEFAULT PERIOD" has the meaning set forth in Part A Section 1.3(a)(ii) of this Article IV.

         "DISPOSITION EVENT" means any mergers, consolidations, sales of more than 50% of the Corporation's assets or other similar corporate action pursuant to which the holders of Common Stock receive cash, securities or other property, or the Corporation is acquired by purchase of a majority of its common equity, or any Public Sale of the Common Stock.

         "DIVIDEND RATE" has the meaning set forth in Part A, Section 1.1(a) of this Article IV.

         "EXCLUDED OPTIONS" means stock options for up to 5,000 shares of Common Stock granted to officers and employees of the Corporation or its Subsidiaries pursuant to the Stock Option Plan.

         "EVENT OF DEFAULT" shall mean the occurrence of any of the events set forth in Section 8.1 of the Securities Purchase Agreement.

         "FAMILY MEMBERS" means, as applied to any individual, any parent, spouse, child, spouse of a child, brother or sister of such individual, and each trust created for the benefit of one or more of such Persons and each custodian of any property of one or more such Persons.

         "INVESTORS" means the "Investors" as defined in the Securities Purchase Agreement.

         "JUNIOR STOCK" means the Common Stock and any other class or series of capital stock of the Corporation ranking on liquidation junior to the Preferred Stock.

         "LIQUIDATION" has the meaning set forth in Part A, Section 1.2(a) of this Article IV.

         "LIQUIDATION VALUE" has the meaning set forth in Part A, Section 1.2(a) of this Article IV.

         "MANAGING GROUP" mean Dennis Harward, Jack Harward and such other additional employees of the Corporation and its Subsidiaries as BBV and MVP and the Corporation shall mutually agree to include in the Managing Group from time to time.

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         "MARKET PRICE" means, at any date of determination, either (a) if the
Common Stock is then listed on a stock exchange or quoted through the NASDAQ National Market System or any successor thereto, the average of the closing prices of the Common Stock on the ten trading days preceding such date or (b) if the Common Stock is then quoted through NASDAQ (but not on the National Market System) or otherwise publicly traded, the average of the closing bid and asked prices on the ten trading days preceding such date.

         "OPTION" shall mean any outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

         "ORIGINAL ISSUE DATE" shall mean the date on which any shares of Preferred Stock were first issued.

         "PERSON" means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

         "PROPERTY APPRAISER" has the meaning set forth in Part A, Section 2.1(d)(iii) of this Article IV.

         "PUBLIC SALE" means any sale of Common Stock or Preferred Stock to the public pursuant to a public offering registered under the Securities Act of 1933, as amended, or to the public through a broker or market-maker pursuant to the provisions of Rule 144 (or any successor rule) adopted under such Act.

         "QUALIFIED PUBLIC OFFERING" means an underwritten public offering by the Corporation of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, (a) in which either (i) not less than $20,000,000 of gross proceeds from such public offering are received by the Corporation for the account of the Corporation or (ii) each Investor shall have received gross proceeds from the sale of all or any portion of such Investor's shares of Common Stock in such offering in an amount at least equal to the aggregate cash purchase price paid by such Investor for its shares of Preferred Stock pursuant to the terms of the Securities Purchase Agreement and the Company shall have received for its own account gross proceeds of at least $12,000,000 from such public offering or (iii) solely in the event that the Investors shall have been offered the opportunity to sell in such offering that number of shares of Common Stock necessary to satisfy the requirement set forth in clause (ii) above and shall have declined to participate in such offering, the Company shall have received for its own account gross proceeds of at least $15,000,000 from such public offering.

         "REDEMPTION DATE" as to any share of Preferred Stock, means the redemption date for such share of Preferred Stock determined pursuant to Part A,
Section 1.4 of this Article IV.

         "REDEMPTION EVENT" means either (a) any Change in Control or (b) any Disposition Event.

         "SBIC PLAN" has the meaning set forth in Part A, Section 1.3(a)(ii) of this Article IV.

         "SECURITIES PURCHASE AGREEMENT" means the Securities Purchase Agreement, dated as of

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November 7, 1994, among the Corporation, the Investors, as the same may be amended, restated, modified or supplemented and in effect from time to time.

         "SPECIAL EVENT OF DEFAULT" means any Event of Default under Section 8.1(b) or Section 8.1(i) of the Securities Purchase Agreement.

         "SPECIAL RIGHTS NOTICE" has the meaning set forth in Part A, Section 1.3(a)(ii) of this Article IV.

         "STOCK OPTION PLAN" means a Stock Option Plan of the Corporation to be adopted by the Board of Directors of the Corporation and approved by the holders of a majority of the shares of Preferred Stock.

         "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement, dated as of November 7, 1994, among the Corporation, the Investors and the members of the Managing Group.

         "SUBSIDIARY" means any Person of which the Corporation or other specified Person now or hereafter shall at the time own directly or indirectly through a Subsidiary at least a majority of the outstanding capital stock (or other shares of beneficial interest) ordinarily entitled to vote for the election of such Person's directors (or, in the case of a Person that is not a corporation, for those Persons exercising functions similar to directors of a corporation).

The following is a statement of the designations, powers, privileges and rights, and the qualifications, limitations and restrictions, in respect of each class of capital stock of the Corporation.

A.       PREFERRED STOCK.

         1.       TERMS APPLICABLE TO PREFERRED STOCK.

                  1.1      DIVIDENDS.

                  (a) The Corporation will pay preferential dividends to the holders of the Preferred Stock as provided in this Section 1.1. Dividends on each outstanding share of Preferred Stock will accrue cumulatively on a daily basis at the rate determined with reference to paragraph (b) below ("DIVIDEND RATE") on the Liquidation Value thereof, and will be payable on the earlier of (i) the Liquidation of the Corporation, (ii) the Redemption Date on which share is to be redeemed pursuant to Section 1.4 of this Article IV, or (iii) the ninetieth day following the Conversion Date if such share is converted into shares of Common Stock pursuant to Section 2 of this Article IV.

                  (b) The Dividend Rate shall initially be 7% per annum, provided that for as long as any one or more Events of Default under
         Section 8.1 (other than 8.1(d)) of the Securities Purchase Agreement continue, the Dividend Rate otherwise in effect shall be increased by 3% per annum.

                  (c) Dividends on each share of Preferred Stock will accrue from and including the

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         date of issuance of such share to and including the date on which the
         Liquidation Value (plus all then accrued but unpaid dividends thereon) of such share is paid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Preferred Stock will be deemed to be its "date of issuance", regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. Except for dividends or distributions permitted under Section 6.13 and Section 6.14 of the Securities Purchase Agreement, no dividends or other distributions will be paid, declared or set apart with respect to any Junior Stock without the prior written consent of the holders of a majority of the then outstanding shares of Preferred Stock, unless all accrued but unpaid dividends on the Preferred Stock shall have been paid.

                  1.2      LIQUIDATION.

                  (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each such event being hereafter referred to as a "LIQUIDATION"), the holders of Preferred Stock will be entitled to be paid, before any payment shall be made to the holders of Junior Stock, an amount in cash equal to $97.22 per share of Preferred Stock, subject to appropriate adjustment from time to time in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Preferred Stock (as so adjusted, the "LIQUIDATION VALUE"), plus all then accrued and unpaid dividends to the date of payment, and the holders of Preferred Stock will not be entitled to any further payment. If, upon any Liquidation, the Corporation's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the full amount to which they are entitled hereunder, then the entire assets to be distributed will be distributed ratably among such holders based upon the then aggregate Liquidation Value (plus all then accrued but unpaid dividends) of the Preferred Stock held by each such holder.

                  (b) Upon and after any Liquidation, unless and until the holder of each share of Preferred Stock receives payment in full of the Liquidation Value, plus all accrued and unpaid dividends on such share of Preferred Stock, the Corporation shall not redeem, repurchase or otherwise acquire for value, or declare or pay any dividend or other distribution on or with respect to, any class or series of Junior Stock. Upon and after any Liquidation, after the payment of all preferential amounts required to be paid to the holders of Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Preferred Stock, the holders of Common Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders.

                  1.3      VOTING RIGHTS.

                  (a)      ELECTION OF DIRECTORS.

                           (i) As long as any shares of Preferred Stock remain outstanding, the number of directors on the Corporation's Board of Directors shall be fixed at five members, and

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                  in the election of directors of the Corporation, the holders of a majority of the outstanding shares of Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Preferred Stock entitled to one vote, shall be entitled to elect two directors to serve on the Corporation's Board of Directors until his or her successor is duly elected by the holders of a majority of the outstanding shares of Preferred Stock or he or she is removed from office, either with or without cause, by the holders of a majority of the outstanding shares of Preferred Stock.

                      (ii) So long as a Special Event of Default shall be
                  continuing, the holders of a majority of the outstanding shares of Preferred Stock shall be entitled to deliver a written notice to the Corporation at its principal office stating that a Special Event of Default has occurred and is continuing and specifying the nature of such default (a "SPECIAL RIGHTS NOTICE"). In the event that at the time of delivery of the Special Rights Notice, the holder of a majority of the outstanding shares of Preferred Stock is a Small Business Investment Company (as defined in the Small Business Investment Act of 1958 as amended), such Special Rights Notice shall be accompanied by a written plan (an "SBIC PLAN") prepared for the purpose of complying with the requirements of 13 CFR 107.801(d) (or any successor rule or regulation promulgated by the Small Business Administration (the "SBA") pursuant to the Small Business Investment Act of 1958, as amended) to be filed with the SBA and with the records of the Corporation, as provided in such regulation or any successor. Upon delivery of a Special Rights Notice and during that period (a "DEFAULT PERIOD") commencing on delivery to the Corporation at its principal office of such Special Rights Notice and ending on the first to occur of (A) the last day of the first full fiscal quarter of the Corporation thereafter during which no Special Event of Default exists, or
                  (B) the seventh anniversary of delivery of a Special Rights Notice, or (C) the date of delivery by the holders of a majority of the outstanding shares of Preferred Stock of a written notice to the Corporation waiving any further exercise by such holders of their rights under this Section 1.3(a)(ii) with respect to such Special Event of Default, or (D) the date on which no shares of Preferred Stock are outstanding, each holder of Preferred Stock shall be entitled to the rights with respect to the election of directors set forth in subsection
                  (iii) below. Within ten (10) days after any delivery of a Special Rights Notice, the Board of Directors shall call a special meeting of stockholders for the removal and subsequent election of directors (and if such Special Rights Notice is accompanied by an SBIC Plan, the approval of such SBIC Plan) to be held upon not less than fifteen (15) nor more than thirty (30) days' notice to the stockholders. If such notice of meeting is not given within the ten (10) days required above, those holders of Preferred Stock delivering the Special Rights Notice may call such meeting and shall have access to the stock books and records of the Corporation for such purpose. At any stockholder meeting during any Default Period, the holders of a majority of the outstanding shares of Preferred Stock, whether present in person or by proxy, shall be sufficient to constitute a quorum (whether the holders of Preferred Stock are voting separately as a class or together with the holders of Class A Common Stock).

                     (iii) At any meeting of stockholders for the purpose of
                  election of directors called as

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                  provided in Section 1.3(a)(ii) above, holders of a majority of the outstanding Preferred Stock, voting together as a separate class, shall be entitled to (A) remove the entire Board of Directors without cause, (B) increase or decrease the size of the Board of Directors, and (C) elect the smallest number of directors to the Board of Directors that shall constitute a majority of the authorized number of directors on the Board of Directors. In each such election, holders of Preferred Stock shall vote together as a separate class and not with holders of Class A Common Stock; and holders of Class A Common Stock voting as a separate class, shall be entitled to elect the remaining members of the Board of Directors. Upon the removal of the then directors and the election by holders of Preferred Stock and Class A Common Stock, each voting as a separate class, of the respective directors they are entitled to elect as provided above, the terms of office of all persons who were previously directors of the Corporation shall immediately terminate.

                      (iv) In case of any vacancy in the office of any director
                  occurring among the directors elected by holders of Preferred Stock pursuant to the provisions of the foregoing subsections
                  (ii) and (iii), the remaining directors elected by holders of Preferred Stock, by affirmative vote of a majority thereof, or the remaining director so elected if there be but one, may, if permitted by law and subject to the provisions of subsections
                  (ii) and (iii) above, elect a successor or successors to hold office for the unexpired terms of the director or directors whose place or places shall be vacant. Any director who shall have been elected by holders of Preferred Stock (or by any directors elected by the holders of Preferred Stock as provided in this subsection (iv)), may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of holders of Preferred Stock voting as a separate class given at a special meeting of such stockholders duly called for that purpose.

                       (v) In the case of any vacancy in the office of any
                  director occurring among the directors elected by holders of Class A Common Stock pursuant to the provision of the foregoing subsection (iii), the remaining directors elected by holders of Class A Common Stock, by affirmative vote of a majority thereof, or the remaining director so elected if there be but one, may, if permitted by law and subject to the provisions of subsection (iii) above, elect a successor or successors to hold office for the unexpired terms of the director or directors whose place or places shall be vacant. Any director who shall have been elected by holders of Class A Common Stock (or by any directors so elected by directors elected by the holders of Class A Common Stock as provided in this subsection (v)) may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of holders of Class A Common Stock voting as a separate class given at a special meeting of such stockholders duly called for that purpose.

                  (b) OTHER VOTING RIGHTS. Except as otherwise provided in subsections (a) or (c) or as otherwise provided by law, the holders of the Class A Common Stock and the Preferred Stock shall vote as one class, with the holder of each share of Class A Common Stock being entitled to one vote in respect of such share of Common Stock and the holder of each share of Preferred

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         Stock being entitled to that number of votes equal to the number of shares of Class A Common Stock into which such share of Preferred Stock could have been converted as of the record date for determining the stockholders having the right to notice of and to vote at such meeting.

                  (c) NO AMENDMENT, ALTERATION OR REPEAL. The Corporation will not amend, alter or repeal the preferences, special rights or other powers of the Preferred Stock so as to affect adversely the Preferred Stock without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the increase in the number of authorized shares of Preferred Stock or the authorization or issuance of any series of preferred stock with either preference or priority over the Preferred Stock or parity with the Preferred Stock as to the right to receive either dividends or amounts distributable upon a Liquidation of the Corporation shall be deemed to affect adversely the Preferred Stock.

                  1.4      REDEMPTIONS.

                  (a) REDEMPTION UPON OCCURRENCE OF REDEMPTION EVENT. The Corporation will, upon the occurrence of any Redemption Event, redeem all of the Preferred Stock then outstanding at a price per share equal to the Liquidation Value thereof (plus all then accrued but unpaid dividends thereon), unless, in the case of such Redemption Event, the holders of a majority of the outstanding shares of Preferred Stock advise the Corporation in writing that they do not wish to be redeemed in connection with such Redemption Event.

                  (b) REDEMPTION AT OPTION OF HOLDERS. At any time after November 4, 1999, the holders of a majority of the then outstanding shares of Preferred Stock may, by giving written notice to the Corporation, require the Corporation to redeem all of the shares of Preferred Stock outstanding at a price per share equal to the Liquidation Value thereof (plus accrued but unpaid dividends thereon) in two equal installments on the first and second anniversaries of the delivery of such notice. In addition, at any time when an Event of Default under Sections 8.1(f), (h), (i) or (l) of the Securities Purchase Agreement has occurred and is continuing, the holders of a majority of the then outstanding shares of Preferred Stock may, by giving written notice to the Corporation, require the Corporation to redeem all of the shares of Preferred Stock outstanding at a price per share equal to the Liquidation Value thereof (plus accrued but unpaid dividends thereon) in one installment within 90 days after delivery of such notice.

                  (c) NOTICE OF REDEMPTION. The Corporation shall provide written notice of any event giving rise to the redemption of Preferred Stock pursuant to this Section 1.4 specifying the time and place of redemption and the redemption price per share, by first class or registered mail, postage prepaid, to each holder of record of Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. If less than all the shares of Preferred Stock owned by such holder are then to be redeemed, the notice will also specify the number of shares of Preferred Stock which are to be redeemed.

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                  (d) REDEMPTION PRICE AND PRIORITY OF PAYMENT. For each share of Preferred Stock which is to be redeemed, the Corporation will be obligated on the applicable Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Preferred Stock), in immediately available funds, an amount equal to the Liquidation Value thereof (plus all then accrued but unpaid dividends thereon) except as otherwise provided in Part A, Section 1.4(c) of this Article
         IV. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of such Preferred Stock ratably among the holders of such shares to be redeemed based upon the aggregate Liquidation Value of such shares (plus all then accrued but unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Preferred Stock, such funds will immediately be used to redeem the balance of the shares of such Preferred Stock which the Corporation has become obligated to redeem on any Redemption Date, but which it has not redeemed. In case fewer than the total number of shares of Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the holder thereof without cost to such holder within seven business days after surrender of the certificate representing the redeemed shares of Preferred Stock.

                  (e) PRO RATA TREATMENT OF PREFERRED STOCK. The Corporation shall not redeem, repurchase or otherwise acquire any shares of Preferred Stock except as expressly authorized herein or pursuant to a purchase offer made PRO RATA to all holders of Preferred Stock on the basis of the aggregate Liquidation Value (plus all then accrued but unpaid dividends thereon) of shares of Preferred Stock owned by each such holder.

                  (f) DIVIDENDS AFTER REDEMPTION DATE. No share of Preferred Stock is entitled to any dividends accruing after the date on which the Liquidation Value (plus all then accrued but unpaid dividends thereon) of such share is paid. On such date all rights of the holder of such share of Preferred Stock will cease, and such share of Preferred Stock will be deemed not to be outstanding.

                  (g) PAYMENTS ON JUNIOR STOCK. If and so long as there are any shares of Preferred Stock outstanding which the Corporation has become obligated to redeem pursuant to this Section 1.4, until the Corporation has redeemed all of such shares of Preferred Stock the Corporation shall not redeem, repurchase or otherwise acquire for value, or declare or pay any dividend or other distribution on or with respect to, any class or series of Junior Stock.

         2.       CONVERSION.

                  2.1 OPTIONAL CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                  (a)      RIGHT TO CONVERT.

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                           (i) Each issued and outstanding share of Preferred
                  Stock shall be convertible, at the option of the holder thereof, at any time and from time to time without the payment of additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Value at the time of conversion by the Conversion Price per share in effect at the time of conversion. The "CONVERSION PRICE" per share at which shares of Common Stock shall be deliverable upon conversion of Preferred Stock shall initially be equal to $97.22. Such initial Conversion Price per share at which shares of Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment from time to time as provided below.

                      (ii) In the event of a redemption of any shares of
                  Preferred Stock pursuant to Part A, Section 1.4 of this
                  Article IV, the Conversion Rights of the shares of Preferred Stock designated for redemption shall terminate at the close of business on the business day preceding the date fixed for redemption, unless the redemption price is not paid in full when due, in which case the Conversion Rights for such shares of Preferred Stock shall continue until such price is paid in full. In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the business day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Preferred Stock.

                     (iii) The shares of Common Stock receivable upon conversion of the Preferred Stock shall be shares of Common Stock of the class designated upon such conversion by the holder of the Preferred Stock being converted. If such holder makes no such designation, such holder shall receive shares of Class A Common Stock.

                  (b) FRACTIONAL SHARES; DIVIDENDS. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by either (i) if the Common Stock is then publicly traded, the Market Price of the Common Stock in effect on the Conversion Date or (ii) if the Common Stock is not then publicly traded, the fair market value of the Common Stock on the Conversion Date, as determined in good faith by the Corporation's Board of Directors. Within 90 days after the Conversion Date for any shares of Preferred Stock, the Corporation shall pay in cash an amount equal to all dividends declared or accrued and unpaid on such shares of Preferred Stock surrendered for conversion computed to the Conversion Date.

                  (c)      MECHANICS OF CONVERSION.

                           (i) In order for a holder of Preferred Stock to
                  convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the number of shares of Preferred Stock to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or by the Corporation (if the Corporation serves as its own transfer agent) shall be the conversion date ("CONVERSION DATE") and the conversion shall be deemed effective as of the close of business on the Conversion Date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as provided in paragraph (b) above.

                      (ii) The Corporation shall, for as long as any shares of
                  Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                     (iii) All shares of Preferred Stock which shall have been
                  surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the close of business on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of all declared or accrued and unpaid dividends on the Preferred Stock. Any shares of Preferred Stock so converted shall be retired and canceled and shall not be reissued.

                  (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTIVE AND OTHER EVENTS.

                           (i) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF
                  ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2.1(d)(ii) below) for a consideration per share less than the then existing Conversion Price, then forthwith upon such issue, the existing Conversion Price shall be reduced to a Conversion Price determined in accordance with the following formula:


                        New Conversion

                           Price   =     P1  X       P1Q1 \plus\ P2Q2
                                                              P1Q1 \plus\ P1Q2
                           where:

                           P1      =     Conversion Price in effect immediately
                                         prior to such issue;

                           Q1      =     Number of shares of Common Stock Deemed
                                         Outstanding immediately prior to such
                                         issue;

                           P2      =     Average price per share received by
                                         the Corporation upon such issue in the
                                         subject transaction; and

                           Q2      =     Number of shares of Common Stock
                                         issued  in the subject transaction;

                  provided that in so computing each new Conversion Price the result shall be rounded to the nearest hundredth of a cent.

                      (ii) ISSUE OF OPTIONS AND CONVERTIBLE SECURITIES DEEMED
                  ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. If the Corporation at any time or from time to time after the Original Issue Date shall issue or become committed to issue any Options (other than Excluded Options) or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or the commitment to issue, or, in case a record date shall have been fixed for such issuance, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 2.1(d)(iii) below) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue (or the commitment to issue), or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, and (B) upon the expiration or termination of any unexercised Option, the Conversion Price shall be readjusted, and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purpose of such readjustment.

                     (iii) DETERMINATION OF CONSIDERATION. For purposes of this
                  Section 2.1(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                   (A) CASH AND PROPERTY: Such consideration
                                       shall:

                                            (I) insofar as it consists of cash,
                                    be equal to the total cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                                        (II) insofar as it consists of property
                                    other than cash, be computed at the fair market value thereof at the time of such issue determined as provided below; and

                                       (III) in the event Additional Shares of
                                    Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in or pursuant to clauses (I) and
                                    (II) above.

                           If the fair market value of any non-cash consideration is to be determined pursuant to clause
                           (II) or clause (III) above, the fair market value shall be determined by an independent investment bank or other qualified appraisal firm selected by the Corporation and approved by the holders of a majority of the outstanding Preferred Stock (the "PROPERTY APPRAISER"). The Property Appraiser's determination of fair market value of such non-cash consideration shall be final and binding on the Corporation and the holders of the Preferred Stock. The costs of any such appraisal shall be borne by the Corporation. If the Corporation shall issue (or shall be deemed to issue) Additional Shares of Common Stock for no consideration, such Additional Shares of Common Stock shall be deemed to have been issued for consideration equal to $.01 per share.

                                    (B) OPTIONS AND CONVERTIBLE SECURITIES. The
                           consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2.1(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing

                                            (I) the total amount, if any,
                                    received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained thereon for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                        (II) the maximum number of shares of
                                    Common Stock (as set forth in
                                    the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or the conversion or exchange of such Convertible Securities.

                      (iv) ADJUSTMENT FOR STOCK SPLITS, STOCK DIVIDENDS,
                  SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be split, subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, and in the event that the Corporation shall issue shares of Common Stock by way of a stock dividend or other distribution to the holders of Common Stock, the Conversion Price in effect immediately prior to such split, subdivision, stock dividend, combination or consolidation shall, concurrently with the effectiveness of such split, subdivision, stock dividend, combination or consolidation, be increased or decreased proportionately.

                           (v) NO ADJUSTMENT FOR EXCLUDED OPTIONS.
                  Notwithstanding any other provision of this Section 2, no adjustment shall be made to the Conversion Price in connection with the issuance or grant of any Excluded Option or the issuance of any Common Stock pursuant to the terms of the Stock Option Agreement governing such Excluded Option.

                  (e) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
         Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Preferred Stock.

                  (f) MERGER OR SALE OF ASSETS. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock issuable upon conversion of Preferred Stock would have been entitled on such merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 with respect to the rights of the holders of the Preferred Stock after the merger, consolidation or sale to the end that the provisions of this Section 2 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the shares of Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                  (g)      NOTICE OF RECORD DATE.  In the event:

                           (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                      (ii) that the Corporation subdivides or combines its
                  outstanding shares of Common Stock;

                     (iii) of any reclassification of the Common Stock of the
                  Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                      (iv) of any Liquidation;

                  then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or thirty-five days before the date specified in (B) below, a notice stating:

                                    (A) the record date of such dividend,
                           distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                                    (B) the date on which such reclassification,
                           consolidation, merger, sale or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

                  2.2 AUTOMATIC CONVERSION. All of the outstanding shares of Preferred Stock shall convert automatically into shares of Common Stock in accordance with the provisions hereof as of the date of completion of a Qualified Public Offering. Upon any such automatic conversion, (a) all the terms and provisions of this Part A of this
         Article IV, including the
         provisions of Section 1.3 entitling the holders of Preferred Stock to elect members of the Board of Directors, and the provisions of Section
         1.4 requiring the Corporation to redeem shares of Preferred Stock, shall terminate (other than the obligations of the Corporation in connection with such conversion, including its obligations to pay accrued dividends under Section 2(b) of this Part A), and (b) the holders of shares of Preferred Stock so converted shall surrender the stock certificates therefor at the principal office of the Corporation or of any transfer agent for shares of Common Stock in exchange for shares of Common Stock. The Corporation shall, forthwith upon such surrender, issue to such holders a certificate or certificates representing the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

B.       COMMON STOCK.

         1.       TERMS APPLICABLE TO COMMON STOCK.

                  1.1      DIVIDENDS AND OTHER RIGHTS OF COMMON STOCK.

                           (a) RATABLE TREATMENT. Except as specifically
                  otherwise provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The Corporation shall not subdivide or combine any shares of Common Stock, or pay any dividend or retire any share or make any other distribution on any share of Common Stock, or accord any other payment, benefit or preference to any share of Common Stock, except by extending such subdivision, combination, distribution, payment, benefit or preference equally to all shares of Common Stock. If dividends are declared which are payable in shares of Common Stock, such dividends shall be payable in shares of Class A Common Stock to holders of Class A Common Stock, in shares of Class B Common Stock to holders of Class B Common Stock and in shares of Class C Common Stock to holders of Class C Common Stock.

                           (b) DIVIDENDS. Subject to the rights of the holders
                  of the Preferred Stock, the holders of Common Stock shall be entitled to dividends out of funds legally available therefor, when declared by the Board of Directors in respect of Common Stock, and, upon a Liquidation, to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock.

                  1.2      VOTING RIGHTS OF COMMON STOCK.

                           (a) CLASS A COMMON STOCK. Except as otherwise
                  provided by law, the holders of Class A Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Corporation for vote, consent or approval, and each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder.

                           (b) CLASS B COMMON STOCK. Except as otherwise
                  provided by law, the holders of Class B Common Stock shall have no right to vote on any matter submitted to stockholders of the Corporation for vote, consent or approval, and the Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on such matters.

                           (c) CLASS C COMMON STOCK. Except as otherwise
                  provided by law, the holders of Class C Common Stock shall have no right to vote on any matter submitted to stockholders of the Corporation for vote, consent or approval, and the Class C Common Stock shall not be included in determining the number of shares voting or entitled to vote on such matters.

         2.       CONVERSION.

                           (a) CONVERSION OF CLASS B COMMON STOCK. Subject to
                  and upon compliance with the provisions of this Section 2, each record holder of Class B Common Stock shall be entitled at any time and from time to time to convert any and all of the shares of Class B Common Stock held by it into the same number of shares of Class A Common Stock.

                           (b) CONVERSION OF CLASS A COMMON STOCK. Subject to
                  and upon compliance with the provisions of this Section 2, each record holder of Class A Common Stock is entitled at any time and from time to time to convert any or all of the shares of Class A Common Stock held by it into the same number of shares of Class B Common Stock.

                           (c)      CONVERSION PROCEDURE.

                                    (i) Each conversion of shares of Class A
                           Common Stock or shares of Class B Common Stock will be effected by the surrender to the Corporation of the certificate or certificates representing the shares to be converted, duly endorsed or assigned in blank, with signatures guaranteed if reasonably requested by the Corporation, at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate in writing to the holder or holders of the Common Stock) at any time during its usual business hours, and by the giving of written notice by the holder of such Class A Common Stock or Class B Common Stock stating that such holder desires to convert all or a stated number of the shares of Class B Common Stock represented by such certificate or certificates into Class A Common Stock or to convert all or a stated number of the shares of Class A Common Stock represented by such certificate or certificates into Class B Common Stock, which notice will also state the name or names (with addresses) and denominations in which the certificate or certificates for the Class A Common Stock or Class B Common Stock, as the case may be, will be issued and will include instructions for delivery thereof.

                               (ii) Promptly after such surrender and the
                           receipt of such written notice and statement, the Corporation will issue and deliver in accordance with such instructions the certificate or certificates for the Class A Common Stock or

                           Class B Common Stock issuable upon such conversion. In addition, the Corporation will deliver to the converting holder a certificate representing any portion of the shares of Class A Common Stock or Class B Common Stock which had been represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. Such conversion, to the extent permitted by law, will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered in accordance herewith and such notice has been received, and at such time the rights of the holder of such Class A Common Stock or Class B Common Stock, as the case may be (or specified portion thereof), as such holder will cease, and the person or persons in whose name or names the certificate or certificates for shares of Class A Common Stock or Class B Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Class A Common Stock or Class B Common Stock represented thereby.

                              (iii) The Corporation will at all times (A)
                           reserve and keep available out of its authorized but unissued shares of Class A Common Stock or its treasury shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of the Class B Common Stock as provided in this Section, such number of shares of Class A Common Stock as are then issuable upon conversion of all then outstanding shares of Class B Common Stock into shares of Class A Common Stock, and (B) reserve and keep available out of its authorized but unissued shares of Class B Common Stock or its treasury shares of Class B Common Stock, solely for the purpose of issuance upon conversion of the Class A Common Stock as provided in this Section, such number of shares of Class B Common Stock as are then issuable upon conversion of all then outstanding shares of Class A Common Stock into shares of Class B Common Stock hereunder. Notwithstanding the foregoing, if, at any time, there shall be an insufficient number of authorized or treasury shares of Class A Common Stock available for issuance upon conversion of Class B Common Stock, or an insufficient number of authorized or treasury shares of Class B Common Stock available for issuance upon conversion of Class A Common Stock, the Corporation will take all action necessary to propose and recommend to the stockholders of the Corporation that this Certificate of Incorporation be amended to authorize additional shares in an amount sufficient to provide adequate reserves of shares for issuance upon such conversion, including the diligent solicitation of votes and proxies to vote in favor of such an amendment. All shares of Class A Common Stock and Class B Common Stock which are issuable upon conversion hereunder will, when issued, be duly and validly issued, fully paid and nonassessable.

                               (iv) The issuance of certificates for shares of
                           Class A Common Stock upon conversion of shares of Class B Common Stock and for shares of Class B Common Stock upon conversion of shares of Class A Common Stock will be made without charge to any original holder of any shares of Common Stock for any issuance tax in respect thereof, or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common Stock or Class B Common Stock, provided that the Corporation will not be required to pay any such taxes or costs which may be payable in respect of any such conversion by any other person or in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the registered holder of the shares converted.

C.       PROVISIONS OF COMMON APPLICATION.

                  1.1 REGISTRATION OF TRANSFER. The Corporation will keep at its principal office or at the office of its legal counsel a register for the registration of Preferred Stock and all classes of Common Stock. Upon the surrender of any certificate representing Preferred Stock or Common Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Preferred Stock or Common Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Preferred Stock or Common Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates will be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance, unless such issuance is made in connection with a transfer of Preferred Stock or Common Stock, in which case the transferring holder will pay all taxes arising from such transfer.

                  1.2 REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock or Common Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock or number of shares and class of Common Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and, with respect to Preferred Stock, dividends will accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                  1.3 RESTRICTIONS ON CONVERSION. Any other provisions hereof to the contrary notwithstanding, no person which is a bank holding company or a subsidiary of a bank holding company (a "Bank Affiliate") as defined in the Bank Holding Company Act of 1956, as amended, or other applicable banking laws of the United States of America and the rules and regulations promulgated thereunder, shall exercise its rights to convert shares of Preferred Stock into shares of Class A Common Stock or shares of Class B Common Stock into shares of Class

         A Common Stock, if, under any law or under any regulation, rule or other requirement of any governmental authority at any time applicable to such Bank Affiliate, (a) after giving effect to such conversion, such Bank Affiliate would own, control or have power to vote a greater quantity of securities of any kind than the Bank Affiliate shall be permitted to own, control or have power to vote, or (b) such conversion would not be permitted. For purposes of this Section 1.3, a written statement of the Bank Affiliate, delivered to the Corporation upon surrender of any shares of Common Stock or Preferred Stock for conversion into any shares of Class A Common Stock, to the effect that the Bank Affiliate is legally entitled to exercise its rights to convert such shares and that such conversion will not violate the prohibitions set forth in the preceding sentence, shall be conclusive and binding upon the Corporation and shall obligate the Corporation to deliver certificates representing the shares of Common Stock so converted in accordance with the other provisions hereof.

                  1.4 NOTICES. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be deemed properly delivered if either personally delivered or sent by overnight courier or mailed certified or registered mail, return receipt requested, postage prepaid, to the recipient (a) in the case of any Stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder) and (b) in the case of the Corporation, at its principal office. Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, and (iii) if mailed, 3 days after being mailed as described above.

D. PREEMPTIVE RIGHTS. The Investors shall have those preemptive rights set forth in the Stockholders Agreement to acquire certain securities which the Corporation may issue and/or sell from time to time.

                                    ARTICLE V
                           REGISTERED OFFICE AND AGENT

The registered office of this Corporation shall be located at 1201 Hays Street, Tallahassee, Florida 32301, and the registered agent of this Corporation at that address shall be Corporation Information Services, Inc. The Corporation may change its registered agent or the location of its registered office, or both, from time to time without amendment of these amended and restated articles of incorporation.

                                   ARTICLE VI
                               NUMBER OF DIRECTORS

This corporation shall have no less than two (2) or no more than five (5) Directors initially. The number of Directors may be either increased or diminished from time to time by the Board of Directors or the Shareholders in accordance with the Bylaws of this corporation and in accordance with Article IV of these Articles of Incorporation.

                                   ARTICLE VII
                                    DIRECTORS

The name and address of the Directors of this corporation, who shall hold office until their successors are elected, are:

                  NAME                           ADDRESS
                  ----                           -------
                  Dennis J. Harward              3170 Whisper Wind Drive
                                                 St. Cloud, FL  34771

                  Jack L. Harward                280 Clearview Road
                                                 Chuluota, FL  32756

                  Peter R. Roberts               BancBoston Ventures, Inc.
                                                 Post Office Box 2016
                                                 Boston, MA  02106

                  Bernard Markey                 Meridian Venture Partners
                                                 259 Radnor-Chester Road
                                                 Radnor, PA  19087-5128

                                  ARTICLE VIII
                                    OFFICERS

The name and address of the Officers of this corporation, who shall hold office until their successors are elected, are:

                  NAME AND ADDRESS           OFFICE
                  ----------------           ------

                  Dennis J. Harward          President
                  3170 Whisper Wind Dr.
                  St. Cloud, FL 34771

                  Jack L. Harward            Executive Vice-President
                  280 Clearview Rd.          and Secretary and Asst. Treasurer
                  Chuluota, FL 32756

                  Dennis J. Wipper           Vice-President
                  105 Minnehaha Circle
                  Maitland, FL 32751

                  Ronald E. Goodrow          Vice-President
                  843 Golf Valley Dr.
                  Sweetwater, FL 32712

                  Daniel E. Catan            Vice-President
                  10940 Emerald Chase Dr.
                  Orlando, FL 32836

                  L. A. Gornto, Jr.          Treasurer and Asst. Secretary
                  149-F S. Ridgewood Ave.
                  Daytona Beach, FL 32114

                                   ARTICLE IX
                              AMENDMENT TO ARTICLES

This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the Shareholders is subject to this reservation.

                                    ARTICLE X
                                     BYLAWS

The power to adopt, alter, amend or repeal Bylaws of this corporation shall be vested in the Board of Directors.

                                   ARTICLE XI
                                 INDEMNIFICATION

In addition to any rights and duties under applicable law, the Corporation shall indemnify and hold harmless all its directors, officers, employees and agents, and former directors, officers, employees and agents from and against all liabilities and obligations, including attorneys' fees, incurred in connection with any actions taken or failed to be taken by said directors, officers, employees and agents in their capacity as such except for willful misconduct or gross negligence.

          SECOND: These Articles of Amendment and Restatement provide for an exchange, reclassification or cancellation of issued shares, and provisions for implementing this amendment are contained in the amendment itself.

           THIRD: The date of each amendment's adoption: October 18, 1996.

          FOURTH: These Articles of Amendment and Restatement were approved by the shareholders. The number of votes cast for the amendment and restatement were sufficient for approval.

           FIFTH: These Articles of Amendment and Restatement to the
                  Articles of Incorporation of H.T.E., Inc. supersede the original articles of incorporation and all amendments thereto.

The undersigned has executed these Articles of Amendment and Restatement to the Articles of Incorporation of H.T.E., Inc. as of this 18th day of October, 1996.

                                            H.T.E., Inc.

                                            By:____________________________
                                               Dennis J. Harward, President

STATE OF FLORIDA

COUNTY OF ORANGE

         The foregoing Articles Amendment and Restatement of the Articles of Incorporation of H.T.E., Inc. was acknowledged before me this 18th day of October, 1996, by Dennis J. Harward, as President of H.T.E., Inc., a Florida corporation, on behalf of the corporation, who is personally known to me and who did not take an oath.

                                              -------------------------------
                                              Notary Public
                                              State of Florida at Large
                                              My Commission Expires:

                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                                   H.T.E, INC.

         Pursuant to Sections 607.1003, 607.1004 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of H.T.E., Inc. (the "Corporation") are hereby amended as follows:

FIRST: AMENDMENTS, DELETIONS AND RESTATEMENTS ADOPTED:

ARTICLE IV CAPITAL STOCK IS AMENDED TO DELETE THE INTRODUCTION THERETO AND SECTIONS 1 THROUGH 4 THEREOF AND TO INCLUDE THE FOLLOWING PROVISIONS:


1. AUTHORIZED CAPITAL STOCK. Subject to Section 2 hereof, the total number of shares of all classes of stock which the Corporation shall have authority to issue is 6,400,000, consisting solely of:

         (i) two million (2,000,000) shares of preferred stock, par value $0.0002 per share (the "Preferred Stock"); and

         (ii) four million (4,000,000) shares of Class A common stock, par value $0.0002 per share (the "Class A Common Stock");and

         (iii) two hundred thousand (200,000) shares of Class B common stock, par value $0.01 per share (the "Class B Common Stock"); and

         (iv) two hundred thousand (200,000) shares of Class C common stock, par value $0.0002 per share (the "Class C Common Stock").

         Upon the Reclassification as set forth in Article IV Section E, the par value of the Preferred Stock, the Class A Common Stock and the Class C Common Stock shall be split 53-for-one, and shall be equal to $0.0002 per share. Following the exchanges described in the Reclassification set forth in Article IV Section E, the Preferred Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock will be canceled, retired and eliminated from the shares the Corporation is authorized to issue.

2. ADDITIONAL AUTHORIZED CAPITAL STOCK. Upon the Reclassification as set forth in Article IV Section E, the aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is thirty million (30,000,000) shares, consisting solely of:

         (i) twenty-five million (25,000,000) shares of common stock, par value $0.01 per share (the "New Common Stock"); and

         (ii) five million (5,000,000) shares of preferred stock, par value $0.01 per share (the "New Preferred Stock").

                  No shareholder of any stock of the Corporation shall have preemptive rights. There shall be no cumulative voting by the shareholders of the Corporation.

                  (x) PROVISIONS RELATING TO NEW PREFERRED STOCK.

                            1.     GENERAL.  The New  Preferred  Stock may be
issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors (the "Board") as hereinafter prescribed.

                            2.     PREFERENCES.  Authority is hereby expressly
granted to and vested in the Board to authorize the issuance of the New Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such New Preferred Stock and, with respect to each class or series of the New Preferred Stock, to fix and state, by resolution or resolutions from time to time adopted providing for the issuance thereof, the following:

                                    (a)   whether or not the class or series
is to have  voting  rights, full or limited, or is to be without voting rights;

                                    (b)   the number of shares to constitute
the class or series and the designations thereof;

                                    (c)   the preferences and relative,
participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                                    (d)   whether  or not the shares of any
class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                                    (e)   whether or not the shares of a class
or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                                    (f)  the dividend rate, whether dividends
are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall accumulate;

                                    (g)  the preferences, if any, and the
amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                                    (h)  whether or not the shares of any class
or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                                    (i) such other special rights and protective
provisions with respect to any class or series as the Board may deem advisable.

     The shares of each class or series of the New Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of New Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the New Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the New Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the New Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the New Preferred Stock.

ARTICLE IV SECTION B  1.1.1 IS DELETED AND AMENDED AND RESTATED AS FOLLOWS:

         1.1  PROVISIONS RELATING TO THE NEW COMMON STOCK AND COMMON STOCK.

                  (a) DIVIDENDS, VOTING, ETC. The Common Stock and New Common Stock shall be subject to the express terms of the New Preferred Stock, Preferred Stock and any class or series thereof. Subject to the preferential dividend rights applicable to shares of any series of New Preferred Stock or Preferred Stock, the holders of shares of Common Stock and New Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class or series of the Corporation, whether or not shares of such class or series are already outstanding) or otherwise. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of the New Preferred Stock and/or Preferred Stock, the holders of shares of Common Stock and New Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of the Common Stock and New Common Stock held by them. If dividends are declared which are payable in shares of Common Stock such dividends shall be payable in shares of Class A Common Stock to holders of Class A Common Stock, in shares of Class B Common Stock to holders of Class B Common Stock, and in shares of Class C Common Stock to holders of Class C Common Stock.

                  Shares of Common Stock or New Common Stock may be issued by the Corporation for such consideration, having a value of not less than the par value thereof, as is determined by the Board of Directors.

                  (b) MERGERS AND CONSOLIDATIONS. In the event of a merger, consolidation or combination of the Corporation with another entity (whether or not the Corporation is the surviving entity), the holders of Common Stock and New Common Stock shall be entitled to receive their respective pro rata share of the consideration received in respect of that transaction.

                  (c) LIQUIDATING DISTRIBUTIONS. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock and New Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock and New Common Stock.

                  (d) SALES AND REPURCHASES. The Board shall have the power to cause the Corporation to issue and sell shares of Common Stock or New Common Stock to such individuals, partnerships, joint ventures, limited liability companies, associations, corporations, trusts or other legal entities (collectively, "persons") and for such consideration as the Board shall from time to time in its discretion determine, and as otherwise permitted by law. The Board shall have the power to cause the Corporation to purchase, out of funds legally available therefor, shares of Common Stock and New Common Stock from such persons and for such consideration as the Board shall from time to time in its discretion determine, and as otherwise permitted by law.

ARTICLE B 1.1.2 IS AMENDED TO INCLUDE THE FOLLOWING PROVISION:

         (d) NEW COMMON STOCK.  Each share of New Common Stock shall have one
(1) vote on all  matters  that are submitted to shareholders for vote.

ARTICLE IV IS AMENDED TO INCLUDE THE FOLLOWING PROVISIONS:

E. SHARE RECLASSIFICATION. Immediately prior to the effective date (the "Effective Date") of the Corporation's Registration Statement on Form S-1, relating to a proposed underwritten public offering of Common Stock and initially filed with the Securities and Exchange Commission on February 28, 1997 (the "Registration Statement"), (a) all of the outstanding shares of Preferred Stock (the "Existing Preferred Stock"), Class A Common Stock and Class C Common Stock (the Class A Common Stock and Class C Common Stock are hereinafter collectively referred to as the "Existing Common Stock") will be split 53-for-one and exchanged simultaneously on a one-for-one basis for shares of the Corporation's New Common Stock, (b) the Corporation shall pay in cash all accrued dividends on the Existing Preferred Stock to the date of the stock splits and exchanges described above, and (c) following the exchanges described above, the Preferred Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock will be canceled, retired and eliminated from the shares the Corporation is authorized to issue. Each certificate that theretofore represented shares of Existing Common Stock and Existing Preferred Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Existing Common Stock and Existing Preferred Stock represented by such certificate were reclassified and converted hereby; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Existing Common Stock and Existing Preferred Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. Upon consummation of the reclassification of the Existing Common Stock and Existing Preferred Stock of the Corporation provided for in this Section E (the "Reclassification"), the holders of New Common Stock of the Corporation shall have all rights accorded them by law and the Corporation's Amended Articles of Incorporation. The issuance of certificates representing shares of New Common Stock issuable upon the Reclassification shall be made without charge to the holders of Existing Common Stock and Existing Preferred Stock; provided, however, that if any certificate is to be issued in a name other than that of the record holder of the shares of Existing Common Stock and Existing Preferred Stock being reclassified pursuant to the Reclassification, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid. If so required by the Corporation or the transfer agent, any certificate for shares of Existing Common Stock and Existing Preferred Stock surrendered in connection with the Reclassification shall be accompanied by instruments of transfer, in form satisfactory to the Corporation or the transfer agent, duly executed by the holder of such shares or the duly authorized representative of such holder, together with funds for the payment of any transfer tax required as set forth above. As promptly as practicable following the surrender of a certificate representing shares of

Existing Common Stock and Existing Preferred Stock in the foregoing manner, any required instruments of transfer and the payment in cash of any amount for the payment of any transfer tax, the Corporation shall issue and deliver or cause to be issued and delivered to such holder or such holder's nominee or nominees, a certificate or certificates representing the number of shares of New Common Stock issued upon the Reclassification to which such holder is entitled, in such name or names as such holder may direct.

F. ELIMINATION FROM AUTHORIZED SHARES. Immediately following the
Reclassification in Article IV Section E, the Preferred Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock will be canceled, retired and eliminated from the shares the Corporation is authorized to issue.

ARTICLE VI IS DELETED AND AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

                                   ARTICLE VI

A. NUMBER AND TERM OF DIRECTORS. The Corporation's Board shall consist of not less than three (3) nor more than nine (9) members, with the exact number to be fixed from time to time by resolution of the Board. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The Board shall be divided into three classes, Class I, Class II and Class III with the directors of each class to be elected for a staggered term of three years and to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office. The number of directors elected to each class shall be as nearly equal in number as possible. The Board shall apportion any increase or decrease in the number of directorships among the classes so as to make the number of directors in each class as nearly equal as possible.

B. DIRECTOR VACANCIES. Whenever any vacancy on the Board shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors or otherwise, a majority of directors in office, although less than a quorum of the entire Board, may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the shareholders and qualified. Notwithstanding the provisions of any other Article herein, only the remaining directors of the Corporation shall have the authority, in accordance with the procedure stated above, to fill any vacancy that exists on the Board for the balance of the unexpired term or terms. The Company's shareholders shall not, and shall have no power to, fill any vacancy on the Board.

C. SHAREHOLDER NOMINATIONS OF DIRECTOR CANDIDATES. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at an annual or special meeting of shareholders may be made by or at the direction of the Board by any nominating committee or person appointed by the Board or by any shareholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the procedures set forth in this Section C; provided, however, that nominations of persons for election to the Board at a special meeting may be made only if the election of directors is one of the purposes described in the special meeting notice required by
Section 607.0705 of the Florida Business Corporation Act. Nominations of persons for election at a special meeting, other than nominations made by or at the direction of the Board, shall be made pursuant to notice in writing delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) day following the date on which notice of such meeting is given to shareholders or made public, whichever first occurs. Nominations of persons for election at an annual meeting, other than nominations made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the first anniversary of the date of the Corporation's notice of annual meeting provided with respect to the previous year's annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year's notice of annual meeting, such notice by the shareholder to be timely must be so delivered or received not later than the close of business on the fifth (5th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder's notice to the Secretary shall set forth the following information: (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director at the annual meeting, (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee, and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and
(b) as to the shareholder giving the notice of nominees for election at the annual meeting, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. The Corporation may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the requirements of this Section C, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

D. BOARD CLASSIFICATION. Initial classes of the Board of Directors shall consist of the following members of the Board of Directors with terms expiring at the annual meeting of shareholders in the year indicated:

                CLASS I DIRECTORS                            TERM EXPIRING
                -----------------                            -------------
                Peter R. Roberts                                    1997
                Bernard Markey                                      1997

                CLASS II   DIRECTOR
                -------------------
                Jack L. Harward                                     1998

                CLASS III DIRECTOR
                ------------------
                Dennis J. Harward                                   1999

ARTICLE XII IS ADDED TO INCLUDE THE FOLLOWING PROVISIONS:

                                   ARTICLE XII

         A. CALL OF SPECIAL SHAREHOLDERS MEETING. Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of shareholders of the Corporation unless (in addition to any other requirements of law) (i) the holders of not less than fifty (50) percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held; (ii) the meeting is called by the Board pursuant to a resolution approved by a majority of the entire Board; or (iii) the meeting is called by the Chairman of the Board of Directors. Only business within the purpose or purposes described in the special meeting notice required by Section
607.0705 of the Florida Business Corporation Act may be conducted at a special shareholders' meeting.

         B. ADVANCE NOTICE OF SHAREHOLDER-PROPOSED BUSINESS FOR ANNUAL MEETING. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board,
(b) otherwise properly brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the first anniversary of the date of the Corporation's notice of annual meeting provided with respect to the previous year's annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year's notice of annual meeting, such notice by the shareholder to be timely must be so delivered or received not later than the close of business on the fifth (5th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the requirements of this Section B, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

                                    * * * * *

SECOND: The foregoing Amended Articles of Incorporation of this Corporation were duly approved by the Board of Directors by unanimous written consent, dated February 27, 1997.

THIRD: The foregoing Amended Articles of Incorporation of this Corporation were duly approved by written consent of the holders of a majority of the Corporation's issued and outstanding capital stock entitled to vote, dated February 27, 1997, representing the number of votes sufficient for approval of these Amended Articles of Incorporation.

                  IN WITNESS WHEREOF, the undersigned, for the purpose of amending the Corporation's Articles of Incorporation pursuant to the laws of the State of Florida, has executed these Amended Articles of Incorporation as of March 13, 1997.

                                           H.T.E., INC.

                                           By: /s/ DENNIS J. HARWARD
                                           Name:    Dennis J. Harward
                                           Title:   President

                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                                  H.T.E., INC.

         Pursuant to Sections 607.1003, 607.1004 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of H.T.E., Inc. (the "Company") are hereby amended as follows:

FIRST: AMENDMENTS, DELETIONS AND RESTATEMENTS ADOPTED:

ARTICLE VI, SECTION C. IS HEREBY AMENDED BY ADDING THE FOLLOWING LANGUAGE AFTER THE LAST SENTENCE THEREOF:

         The affirmative vote of at least a majority of the directors or the holders of at least 66-2/3% of the voting power of the Company's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this paragraph.

ARTICLE X IS HEREBY DELETED IN ITS ENTIRETY AND AMENDED AND RESTATED TO READ AS
FOLLOWS:

                                    ARTICLE X

         The Bylaws of the Company may be altered, amended or repealed or new Bylaws may be adopted at any meeting of the Board of Directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting; provided, however, that, notwithstanding the foregoing, the affirmative vote of at least a majority of the directors or the holders of at least 66-2/3% of the voting power of the Company's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the Bylaw provisions described in Article Two, Sections 2, 3 and 6 thereof;

EACH OF ARTICLE XII, SECTION A AND ARTICLE XII, SECTION B IS HEREBY AMENDED BY ADDING THE FOLLOWING LANGUAGE AFTER THE LAST SENTENCE THEREOF:

         The affirmative vote of at least a majority of the directors or the holders of at least 66-2/3% of the voting power of the Company's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this paragraph.

A NEW ARTICLE XIII IS HEREBY ADDED TO THE ARTICLES OF INCORPORATION AND SHALL READ AS FOLLOWS:

         PROVISION RELATING TO SHAREHOLDER ACTION. Upon the Reclassification described in Article IV, Section E hereof, any action of the shareholders may only be taken at an annual or special meeting of the shareholders, and not by written consent of the shareholders. The affirmative vote of at least a majority of the directors or the holders of at least 66-2/3% of the voting power of the Company's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this paragraph.

SECOND: The foregoing Amendment to Articles of Incorporation of this Corporation was duly approved by the Board of Directors by unanimous written consent, dated May 14, 1997.

THIRD: The foregoing Amendment to Articles of Incorporation of this Corporation was duly approved by written consent of the holders of a majority of the Corporation's issued and outstanding capital stock entitled to vote, dated May 14, 1997, representing the number of votes sufficient for approval of this Amendment to Articles of Incorporation.

                  IN WITNESS WHEREOF, the undersigned, for the purpose of amending the Corporation's Articles of Incorporation pursuant to the laws of the State of Florida, has executed this Amendment to Articles of Incorporation as of May 14, 1997.

                                  H.T.E., INC.

                                  By: /s/ DENNIS J. HARWARD
                                  Name:    Dennis J. Harward
                                  Title:   President